Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), made as of [DATE] by and between Minerals Technologies Inc., 622 Third Avenue, New York, New York  10017-6707, a Delaware corporation (hereinafter referred to as “Employer”), and [     NAME     ] (hereinafter referred to as “Executive”).

WHEREAS, in furtherance of Employer's commitment to the continued success of its businesses, and in recognition of the valuable contributions to be made by Executive, Employer has agreed to [continue to]1 employ Executive for a period commencing on [DATE] (“Commencement Date”) and terminating on the expiration of the “Term” as hereinafter defined, subject to certain terms and conditions as hereinafter set forth, and Executive has indicated his willingness to accept such employment;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.         (a)           The employment of Executive by Employer hereunder will commence on the Commencement Date and, unless terminated on an earlier date in the manner hereinafter provided, shall terminate on the expiration of the Term.  For purposes of this Agreement, “Term” shall mean a period beginning on the Commencement Date and ending on [DATE – 18 months after Commencement Date] subject to any extensions thereof as provided herein.  On the first day of each month occurring after the Commencement Date, the Term shall automatically be extended for an additional month, but not beyond Executive's sixty-fifth birthday, unless, prior to any such first day of a month, the Employer or Executive shall have given written notice to the other party not to extend the Term.  Nothing in this Section shall limit the right of the Employer or Executive to terminate Executive’s employment hereunder pursuant to the terms and conditions set forth in Section 7.  The Employer and Executive agree that neither such notice not to extend the Term by the Employer nor failure of this Agreement to be extended beyond Executive's sixty-fifth birthday shall be considered as a termination of Executive other than for Cause (as defined below) pursuant to Section 7(a) and shall not constitute Good Reason for Executive to terminate his employment hereunder pursuant to Section 7(b)(ii).

(b)          During the Term, Executive will be employed by Employer as [     TITLE     ] of Employer at an annual salary of not less than $[______] (“Base Salary”) and will participate in all benefit plans and other fringe benefits available to similarly situated executives in accordance with their respective terms.  Employer will review Executive's salary on an annual basis in accordance with Employer's policies, to determine appropriate increases, if any.  In addition to salary, Executive will receive bonus payments as determined from time to time by Employer's Board of Directors or the Compensation Committee thereof.  Any such payment with respect to a calendar year will be made in the first quarter of the following year but shall be deemed earned and due and owing  if Executive is employed on December 31 of the applicable calendar year, regardless of his status as of the payment date.

[1]	Current employees only

2.         It is contemplated that, in connection with his employment hereunder, Executive may be required to incur reasonable and necessary travel, business entertainment and other business expenses.  Employer agrees to reimburse Executive for all reasonable and necessary travel, business entertainment, and other business expenses incurred or expended by him incident to the performance of his duties hereunder, upon submission by Executive to Employer of vouchers or expense statements satisfactorily evidencing such expenses.

3.         During the Term, Employer will provide retirement, employee benefits and fringe benefit plans to Executive no less favorable than those made available to Employer's executive employees generally, to the extent that Executive qualifies under the eligibility provisions of such plans.  Executive shall be entitled to a period of paid vacation each year as provided in Employer’s established vacation policy, but in no event shall such period be shorter than that agreed to between Employer and Executive under any prior agreement.

4.         Executive agrees that he shall use his best efforts to promote and protect the interest of Employer, its subsidiaries and related corporations, and to devote his full working time, attention and energy to performing the duties of his position.

5.         In the event of the “Permanent Disability” (as defined below) of Executive during the Term, Employer shall have the right, upon written notice to Executive, to terminate his employment hereunder, effective upon the giving of such notice.  Upon such termination, Employer and Executive shall be discharged and released from any further obligations under this Agreement, except that the obligations provided for in Section 9 hereof shall survive any such termination.  Disability benefits, if any, due under applicable plans and programs of the Employer shall be determined under the provisions of such plans and programs.  For purposes of this Section 5, “Permanent Disability” means any physical or mental disability or incapacity which permanently renders Executive incapable of performing the services required of him by Employer.

6.         In the event of the death of Executive during the Term, the salary to which Executive is entitled hereunder shall continue to be paid through the end of the month in which death occurs, to the last beneficiary designated by Executive by written notice to Employer, or, failing such designation, to his estate.  Executive's designated beneficiary or personal representative, as the case may be, shall accept the payments provided for in this Section 6 in full discharge and release of Employer of and from any further obligations under this Agreement.  Any other benefits due under applicable plans and programs of Employer shall be determined under the provisions of such plans and programs.

7.        (a)            Employer or Executive may terminate Executive’s employment with Employer under this Agreement at any time by providing the other party with  advance written notice, in which case Executive’s employment shall terminate at the time stated on such notice.  In the event during the Term Employer terminates the employment of Executive for reasons other than for Cause or the Permanent Disability or death of Executive or Executive resigns for Good Reason (as defined below), then within 90 days of Executive’s separation from service with Employer, Employer will pay Executive a lump sum amount equal to 18 months of Base Salary.  In addition, Employer shall pay Executive any “Termination Bonuses,” as defined herein, in the first calendar quarter of the year following the performance year to which the Termination Bonus relates.  For purposes of this Agreement, “Termination Bonuses” shall mean amounts which would otherwise be payable to Executive pursuant to Section 1(b) were Executive an employee of Employer through the date of Executive’s termination of employment and for 18 months thereafter, prorated for the year in which the 18 months after termination of employment ends, provided that in no event will any such bonus be greater in amount than the average amount of any such bonuses received by Executive in the two years immediately preceding the termination of his employment with Employer, or the amount of such bonus received by Executive in the prior year if Executive has received only one such bonus payment.

In addition to the foregoing payments, Executive shall be entitled to coverage, at Executive’s expense, under Employer’s Group Benefit Plan for medical and dental expense coverage and prescription drugs for 18 months following termination of employment.  Employer shall pay to Executive a lump sum payment within 90 days of Executive’s separation from service equal to 1.5 times the cost of such coverage for 18 months at the level and type in effect for Executive upon his separation from service.

[Notwithstanding the foregoing, if Employer terminates the employment of Executive or Executive resigns for any reason during the first twelve months of the Term, Executive shall not be entitled to the payments and coverage provided under this Section 7(a), but shall instead be entitled only to the payments provided under Section 8.]2  In addition, if Executive becomes entitled to receive payments upon a termination of employment pursuant to his letter agreement with Employer regarding severance payments following a change in control, Executive shall not be entitled to the payments and coverage provided under this Section 7(a).

[2]	New employees only

As a condition of receiving any severance payments under this Section 7(a), Executive shall first sign a General Release of all claims, in the form attached hereto as Attachment “A.”  The General Release must be signed no later than 30 days following Executive’s separation from service.

Further notwithstanding the foregoing, if Executive is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”) and using the methodology established by Employer’s Board of Directors or its delegate) and any payment described in this Section 7(a) is subject to Section 409A, then any such payment that would otherwise be made in the six months following Executive’s separation from service shall be made upon the six-month anniversary of such separation from service.  For purposes of this Section 7(a), “separation from service” shall mean a separation from service, within the meaning of Section 409A, with Employer and all other entities treated as a single employer with Employer under Section 409A. If the 30 day period for signing the General Release required under this Section 7(a) begins in one calendar year and ends in another, then any severance payments under this Section 7(a) that are subject to Section 409A shall be made in the later calendar year.

(b)           For purposes of this Agreement:

(i)            “Cause” shall be limited to the following:

(A)  Executive shall have failed to perform any of his material obligations as set forth herein, provided that Employer has advised Executive of such failure and given Executive a reasonable period of time to cure such failure and Executive has failed to do so; or

(B) Executive shall commit acts constituting (i) a felony involving moral turpitude materially adversely reflecting on the Employer or (ii) fraud or theft against Employer.

(ii)           “Good Reason” shall mean termination at the election of Executive based on any of the following that occur without the written consent of Executive:

(A)  The assignment to Executive of any duties materially inconsistent with the status of [     TITLE     ] of Employer, Executive’s removal from that position, or a substantial diminution in the nature or status of Executive’s responsibilities;

(B)  A material reduction by Employer in Executive’s Base Salary as the same may be increased from time to time;

(C)  A material reduction of Executive's fringe or retirement benefits that is not applied by Employer to executives generally;

(D)  the relocation of the executive office in which Executive is located as of the date of this Agreement to a location more than fifty miles therefrom and more than 100 miles from Employer’s principal corporate office (except for required travel on the business of Employer to an extent substantially consistent with Executive’s present business travel obligations); or

(E)  the failure of Employer to obtain a reasonably satisfactory agreement from any successor (by merger, consolidation, purchase of all or substantially all of Employer’s assets, or otherwise) to assume and agree to perform this Agreement.

An event shall not constitute Good Reason unless (I) Executive gives notice of the Good Reason event within 60 days of the initial existence of the event, (II) Employer fails to cure the Good Reason event within 30 days of the event, and (III) Executive terminates employment within 90 days of the event.

8.         Employer shall have the right to terminate this Agreement immediately with no further liability under its terms if Executive terminates his employment without Good Reason, or if Executive is discharged by Employer for Cause.  In such event, Executive shall be entitled only to receive his earned Base Salary through the date of termination and to receive any bonus payment to which he may be entitled pursuant to Section 1(a).  It is agreed that the provisions of Section 9 shall survive any such termination of this Agreement.

9.         (a) Executive agrees that during the term of his employment hereunder and during the further period of two (2) years after the termination of such employment for whatever reason, Executive shall not, without the prior written approval of Employer, directly or indirectly through any other person, firm or corporation, (i) engage or participate in or become employed by or render advisory or other services to or for any person, firm or corporation, or in connection with any business enterprise, which is, directly or indirectly, in competition with any of the business operations or activities of Employer, or (ii) solicit, raid, entice or induce any such person who on the date of termination of employment of Executive is, or within the last six (6) months of Executive's employment by Employer was, an employee of Employer, to become employed by any person, firm or corporation which is, directly or indirectly, in competition with any of the business operations or activities of Employer, and Executive shall not approach any such employee or former employee for such purpose or authorize or knowingly approve the taking of such actions by any other person.  The foregoing restrictions shall apply to the geographical areas where Employer does business and/or did business during the term of Executive's employment and all places where, at the date of termination of employment of Executive, Employer had plans or reasonable expectations to do business; provided that if any Court construes any portion of this provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such Court shall reduce the duration, area, or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(b) Recognizing that the knowledge, information and relationship with customers, suppliers, and agents, and the knowledge of Employer's and its subsidiary companies' business methods, systems, plans and policies which Executive shall hereafter establish, receive or obtain as an employee of Employer or its subsidiary companies, are valuable and unique assets of the respective businesses of Employer and its subsidiary companies, Executive agrees that, during and after the term of his employment hereunder, he shall not (otherwise than pursuant to his duties hereunder) disclose, without the prior written approval of Employer, any such knowledge or information pertaining to Employer or any of its subsidiary companies, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever.  The provisions of this Section 9(b) shall not apply to information which is or shall become generally known to the public or the trade (other than by reason of Executive's breach of his obligations hereunder), information which is or shall become available in trade or other publications, and information which Executive is required to disclose by law or an order of a court of competent jurisdiction.  If Executive is required by law or a court order to disclose such information, he shall notify Employer of such requirement and provide Employer an opportunity (if Employer so elects) to contest such law or court order.

(c)  Executive agrees that any incentive compensation (including bonuses, stock options, and other forms of incentive compensation) paid to Executive by Employer, whether pursuant to this Agreement or otherwise, shall be subject to the repayment requirements of Employer’s Policy for Recoupment of Incentive Compensation, as in effect from time to time (“Recoupment Policy”), and/or the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”).  Executive further agrees that this Agreement may be amended to the extent required by the Recoupment Policy or under the Dodd-Frank Act to provide for such repayment.

(d)  Executive agrees to cooperate with Employer, both during and after termination of employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved while employed by Employer.  Executive's cooperation shall include, without limitation, providing assistance to Employer's counsel, experts and consultants, and providing truthful testimony in pretrial and trial or hearing proceedings.  In the event that Executive's cooperation is requested after the termination of Executive’s employment, Employer will (i) seek to minimize interruptions to Executive's schedule to the extent consistent with its interests in the matter; and (ii) reimburse Executive for all reasonable and appropriate out-of-pocket expenses actually incurred by Executive in connection with such cooperation upon reasonable substantiation of such expenses.

10.       Executive agrees that Employer shall withhold from any and all payments required to be made to Executive pursuant to this Agreement, all federal, state, local and/or other taxes which Employer determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.  Executive and Employer intend that this Agreement shall comply with Section 409A to the extent any payments hereunder are subject to Section 409A.

11.       Executive shall not during the Term or at any time thereafter engage in any conduct, or make any statements or representations, that disparage, demean, or impugn Employer or its subsidiaries or affiliates, or any of their respective directors, officers, employees or consultants, including without limitation any statements impugning the personal or professional character of any such director, officer, employee or consultant.  Employer shall not authorize any conduct, or any statements or representations, that disparage, demean, or impugn Executive, including without limitation any statements impugning the personal or professional character of Executive.

12.       This Agreement shall be construed under the laws of the State of New York.

13.       This Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter hereof [and shall supersede your existing employment agreement dated [DATE], as amended from time to time]3.  This Agreement contains all of the terms and provision of agreement between the parties hereto with respect to the subject matter hereof.  Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect upon the parties.

14.       (a) If any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, that portion only shall be deemed deleted as though it had never been included herein but the remainder of this Agreement shall remain in full force and effect.

(b) Executive acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of Section 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

[3]	Current employees with employment agreements only

(c) This Agreement shall not be assignable by Executive.

15.       No modification, termination or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by both parties hereto.

16.       Employer represents that it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and that this Agreement is enforceable against it in accordance with its terms.

MINERALS TECHNOLOGIES INC.

By:
Name:
Title:

Agreed to by:

Executive

ATTACHMENT "A"

GENERAL RELEASE

1.             I,  ___________________ , for and in consideration of certain payments to be made and benefits to be provided to me under the terms of an Employment Agreement (the "Agreement") to which this General Release is attached with Minerals Technologies Inc. ("Company”), and for other good and valuable consideration, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE Company and each of its parents, subsidiaries and affiliates; and all of their respective past, present, and future officers, directors, shareholders, partners, employees, counsel, auditors, agents, and insurers, acting in any capacity whatsoever, and all of their respective successors, assigns, heirs, executors, and administrators, and all other persons or entities who/that might be claimed to be jointly or severally liable with them (hereinafter collectively referred to as "Released Parties") of and from all claims, causes of action, suits, charges, debts, dues, sums of money, attorneys' fees and costs, accounts, bills, covenants, contracts, agreements, expenses, wages, compensation, benefits, promises, damages, judgments, rights, demands, or otherwise (hereinafter collectively referred to as "Claims"), known or unknown, accrued or unaccrued, contingent or non-contingent, in equity or in law, which I ever had, now have, or hereafter may have, or which my heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever from the beginning of time up through and including the date of my signature on this General Release. This General Release includes, but is not limited to, all Claims (i) in any way arising from, relating to, or concerning my employment or consulting with and/or the termination of my employment or consulting with Company or any other Released Parties; (ii) in any way arising from or under, or relating to my Employment Agreement with Company; (iii) for discrimination based upon sex, race, disability, national origin, religion, or any other protected characteristic including without limitation all Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act ("ADEA"), the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1866, and all other federal, state, and local employment discrimination statutes; and (iv) for breach of contract or for the commission of any torts, including without limitation Claims for defamation, wrongful discharge, whistleblowing or any other torts; provided, however, that this General Release shall not apply to any compensation or benefits to which I am entitled under the terms of the Agreement.

2.             I further represent that I have not, and agree and covenant that neither I, nor any person, organization or other entity on my behalf, shall file any suit (or join any suit or accept any relief in any suit) with respect to any Claims which have been released under this General Release. If I breach this covenant, I agree to pay the reasonable legal fees, costs, and expenses incurred by any of the Released Parties in defending any Claims found to be barred by this General Release. (This covenant not to sue shall not apply to any Claims under the ADEA.)

3.             I hereby agree and recognize that my employment and/or consulting by Company was permanently and irrevocably terminated and Company and other Released Parties have no obligation, contractual or otherwise to me to hire or rehire or re-engage me as a consultant or otherwise in the future, and I hereby agree to release Company and other Released Parties from all liabilities based upon any denial of employment, reemployment, or future engagement.

4.             I hereby agree and acknowledge that the payments provided by Company under the Agreement are to bring about an amicable resolution of my employment and/or consulting arrangement and are not to be construed as an admission of fault or wrongdoing, or of any duty owed by Company.

5.             I hereby acknowledge that I have been advised by Company that I should consult with an attorney before signing this General Release. I understand that I have a period of up to 21 days from Company's request that I sign this General Release within which to consider whether to sign it. I further understand that, if I do sign this General Release, I will have an additional 7 day period thereafter within which I may revoke my signature by providing written notice to Company. However, I will not receive any salary or benefit continuation payments under Section 7 of the Agreement until I return to Company an executed General Release, and until after the revocation period has expired without my having revoked my signature.

6.             I hereby certify that I have read the terms of this General Release, and that I understand its terms and effects. I acknowledge, further, that I am executing this General Release of my own free volition and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the Released Parties, or their agents, representatives, or attorneys, have made any representations to me concerning the terms or effects of this General Release other than those contained herein.

Intending to be legally bound hereby, I execute the foregoing General Release this _____ day of __________________ 20__.

Witness	[Employee Name]